Exhibit 99

FOR IMMEDIATE RELEASE

February 6, 2013

THE EASTERN COMPANY REPORTS RESULTS
FOR THE FOURTH QUARTER AND TWELVE MONTHS OF 2012

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the fourth quarter and twelve months of 2012. Sales for the quarter were $35.8 million, compared to $38.1 million for the same period in 2011, a 6% decrease. Net income for the fourth quarter was $1.7 million or $0.28 per diluted share compared to the $1.5 million or $0.24 per diluted share that was reported in the fourth quarter of 2011, an 18% increase.

For the twelve months of 2012 net sales were $157.5 million compared to $142.9 million in 2011, a 10% increase. Net income for the year 2012 was $8.6 million or $1.38 per diluted share, compared to $5.5 million or $0.89 per diluted share for the same period in 2011, a 57% increase.

Leonard F. Leganza, Chairman, President and CEO stated, “All three of our business segments experienced increased sales and earnings in 2012 compared to the prior year.  Increases in sales and operating profits boosted results in the Industrial Hardware and Metal Product segments.  The Industrial Hardware segment benefited from better than anticipated sales of hardware in the military markets as well as continued demand from the Class 8 truck market for our highly engineered hardware products such as a new and improved line of air vents launched in 2012, as well as our lightweight composite products used in the manufacture of sleeper cabs and truck bodies.  The Metals Products segment continued to experience demand for its mine roof support products used in the coal mining industry and they also increased their contract casting business providing a variety of products for various industrial markets which provided additional revenues as compared to 2011.  The increases in contract castings were driven primarily by sales of newly developed products for the railroad and solar panel industries.”

Mr. Leganza continued, “Sales in the fourth quarter of 2012, when compared to the same period in 2011, were affected by a drop in sales of our lightweight composite panels for use in the electronic white board industry.”

Mr. Leganza concluded, “Overall, we are pleased with the financial results for 2012.  In line with our long-term corporate policy of dividend payments, the 289th consecutive regular quarterly dividend which was paid in December 2012 was $0.10 per common share. The payment also included an extra one-time $0.10 per share payment. This extra payment was made in view of our favorable operating results and strong cash flow in 2012.”

The Eastern Company is a 154-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                  Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		TWELVE Months Ended

	13 wks	13 wks	52 wks	52 wks
	Dec. 29, 2012	Dec. 31, 2011	Dec. 29, 2012	Dec. 31, 2011
Net Sales	$ 35,809,652	$ 38,057,309	$157,509,185	$142,856,049

Net Income After Tax	1,723,871	1,464,016	8,625,800	5,504,930

Net Income Per Share:
Basic	$ 0.28	$ 0.24	$ 1.39	$ 0.89
Diluted	$ 0.28	$ 0.24	$ 1.38	$ 0.89

Weighted average
shares outstandings:
Basic	6,219,384	6,212,875	6,216,931	6,178,664
Diluted	6,237,709	6,230,722	6,233,375	6,216,193